CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated November 29, 2021, on the financial statements of BlueBay Destra International Event-Driven Credit Fund, formerly known as Destra International & Event-Driven Credit Fund, for the year ended September 30, 2021 included in the Registration Statement on Form N-2, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Chicago, Illinois

January 28, 2022